SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2000



                        The Stanley Works
       (Exact name of registrant as specified in charter)


  Connecticut               1-5224              06-0548860
(State or other          (Commission         (IRS Employer
jurisdiction of          File Number)        Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(860) 225-5111




                                 Not Applicable

   (Former name or former address, if changed since last report)








                       Exhibit Index is located on Page 4
                                Page 1 of 6 Pages

     Item 5.   Other Events.

               1. At a meeting held today with security analysts, the company issued some earnings guidance for the first quarter of 2000 as well as the full year. For the full year, the company expects earnings per share to increase by a low double digit percentage based on the following assumptions:

     (i) net sales to increase three to four percent (assuming no acquisitions and pricing continuing to be unfavorable at historical rates),
    (ii) manufacturing costs to be reduced by $80 million (net of materials costs increases) driven by continuous improvement initiatives, procurement savings and restructuring projects, including the closing of 3-5 plants and a related reduction in force,
     (iii) inflation in other variable costs (primarily labor and overhead) to continue at historical levels,
     (iv) selling, general and administrative expenses as a percentage of sales flat to 1999 (excluding 1999's restructuring related transition costs and special charges) and
     (v) operating cash flow of $250-300 million to be generated by earnings growth and a working capital decrease of between $50 -100 million (assuming no further debt repayment, share repurchase program or acquisitions or other strategic invesments).

  For the first quarter of 2000, the company expects earnings per share to increase by a mid to high single digit percentage based on the following assumptions:

     (i) net sales to increase 2% compared with the first quarter of 1999,
     (ii) selling, general and administrative expenses as a percentage of sales to be flat compared with expenses (excluding special charges) in the fourth quarter of 1999 and

     (iii) the pro rata impact of the full year productivity and inflation effects discussed above.

     Attached as Exhibit 20(i) is a copy of the cautionary statements.

     Item 7.   Financial Statements and Exhibits.

               (c)  20(i)  Cautionary  statements  relating  to
                           forward looking statements included in Item 5.

                                Page 2 of 6 Pages

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   THE STANLEY WORKS



Date: February 11, 2000  By:       Stephen S. Weddle
                         Name:     Stephen S. Weddle
                         Title:    Vice President, General
                                   Counsel and Secretary













                                Page 3 of 6 Pages

                                  EXHIBIT INDEX

                           Current Report on Form 8-K

                             Dated February 11, 2000


                               Exhibit No.    Page

                                 20 (i)         5



































                                Page 4 of 6 Pages

                                                  Exhibit 20 (i)



                      CAUTIONARY STATEMENTS
   Under the Private Securities Litigation Reform Act of 1995

The statements made by the company at a meeting of security analysts held today and outlined in Item 5 regarding expected earnings per share growth and the assumptions underlying that growth are forward looking and inherently subject to risk and uncertainty. The company's ability to achieve the earnings growth is dependent upon, among other things, the factors discussed below.

The company's ability to achieve sales growth is dependent upon a number of factors, including: (1) the ability to recruit and retain a sales force comprised of employees and manufacturers reps, (2) the success of the company's sales and marketing programs to increase retail sell through and stimulate demand for the company's products, (3) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage, (4) the ability of the company to fulfill increased demand for its products, (5) the absence of pricing pressures from customers and competitors and (6) the acceptance of the company's new products in the marketplace as well as the ability to satisfy demand for these products.

The company's ability to lower its manufacturing costs is dependent on the success of various initiatives that are underway or that are being developed to improve manufacturing operations and to implement related control systems. The success of these initiatives is dependent on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events.

The company's ability to achieve the expected levels of selling, general and administrative expense is dependent upon the successful implementation of changes to the sales organization, the recruitment and retention of manufacturers sales representatives and the reduction of transaction costs.

The company's ability to achieve the expected level of operating cash flow and working capital reduction is dependent on the continued success of the improvements in manufacturing operations in eliminating the inefficiencies and customer service issues that have plagued the company over the last year and a half as well as the company's ability to control operating expenses.

                                Page 5 of 6 Pages

The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, increasing competition, changes in trade,
monetary  and  fiscal   policies   and  laws,   inflation,   currency   exchange
fluctuations, the impact of dollar/foreign currency exchange rates on the competitiveness of products and recessionary or expansive trends in the economies of the world in which the company operates.


                                Page 6 of 6 Pages